NEWS RELEASE -- November 11, 1995
                                Cedar Rapids, IA, Dubuque, IA and Madison, WI

   The joint combination of IES Industries Inc., Interstate Power Company and WPL Holdings, Inc., resulting in the holding company to be known as Interstate Energy Corporation, will become the first three-way combination in the utility industry.

   IES Industries Inc., Interstate Power Company and WPL Holdings, Inc. today announced the signing of a merger agreement providing for the combination of the three companies. The resulting holding company will be known as Interstate Energy Corporation.

   The strategic combination has been approved by the respective companies' boards of directors and will result in a corporation with a market capitalization of approximately $2 billion and assets of nearly $4 billion. Interstate Energy Corporation will rank 34th in the nation among utility holding companies, based on 1994 revenues.

   The transaction will be structured as a tax-free, stock-for-stock merger. In the merger, holders of IES Industries Inc. common stock will receive .98 shares of WPL Holdings common stock for each share of IES Industries Inc. common stock they own on the effective date of the merger. Holders of Interstate Power Company common stock will receive 1.11 shares of WPL Holdings common stock for each share of Interstate Power Company stock they own, and owners of WPL Holdings common stock will retain the number of shares of common stock they own on the effective date. All shares of common stock are listed on the New York Stock Exchange.

   The dividend at the effective date of the merger will be the dividend then being paid by WPL Holdings. Subsequent dividend policy will be developed by the board of directors of Interstate Energy Corporation.

   After the combination, Wisconsin Power and Light Company, IES Utilities, and Interstate Power Company will continue to operate under those names as the principal subsidiaries of Interstate Energy Corporation. WPL Holdings will change its name to Interstate Energy Corporation. IES Diversified and Heartland Development Corporation will be combined under one entity to manage the diversified operations at Interstate Energy Corporation. Initially, facility headquarters will be as follows: IES Utilities in Cedar Rapids; Interstate Power Company in Dubuque; Wisconsin Power and Light and Interstate Energy Corporation in Madison.

   The combination of these three quality utilities with similar service territory characteristics will provide substantial competitive and operational advantages within the region in the face of utility deregulation. The combination will enable the operating companies to maintain low rates and a high level of customer service, and enhance future shareowner value as well. Estimated savings from the combination are projected to be approximately $700 million over the next 10 years. The majority of these savings will come through economies of scale and elimination of redundancies among the three companies.

   The strategic and financial benefits produced by this merger are compelling. This transaction provides shareowners ownership in a company with earnings and dividend growth superior to that which each can achieve on a stand-alone basis. Shareowners will participate in a balanced, larger company that is better prepared to face competitive pressures.

   After the combination, Lee Liu, presently chairman, president and chief executive officer of IES Industries, will serve as chairman of the board of Interstate Energy Corporation. Wayne H. Stoppelmoor, chairman, president and chief executive officer of Interstate Power Company, will be the vice chairman. Erroll B. Davis Jr., chairman, president and chief executive officer of WPL Holdings will become president and chief executive officer of Interstate Energy Corporation. Two years after the combination, Liu and Stoppelmoor will step down and Davis will succeed
   Liu as chairman.

   The new, combined organization will serve more than 850,000 electric and 360,000 natural gas customers in Iowa, Illinois, Minnesota and Wisconsin. In addition WPL Holdings, through its Heartland Development Corporation subsidiaries, has offices in 25 states and two foreign countries. IES Diversified has non-regulated energy businesses with eight offices in six states and interests in a utility in New Zealand. The new holding company will consist of utility and non-utility operations.

   "The combination of these companies will create significant long-term benefits for our employees, customers and shareholders," Liu said. "Interstate Energy Corporation will be well-positioned to build on its strengths as a low-cost energy provider and committed community partner. That strategy should generate opportunities for our employees and shareholders."

   "The electric utility world is changing around us and we must be ready for the new competition era. This strategic combination will ensure our position in a competitive regional market, as well as offer us opportunities for better customer service and continued low rates," stated Stoppelmoor.

   "I have said for some time that alliances would be a significant part of WPL Holdings ' strategy for the future," commented Davis. "We intend to provide better customer service at competitive rates, while increasing shareowner value. This combination will move us well along toward becoming a regionally and nationally competitive energy company."

   The combination is subject to approval by the shareowners of all three companies, the utility commissions in Illinois, Iowa, Minnesota and Wisconsin, the Securities and Exchange Commission, the Federal Energy Regulatory Commission, and the Nuclear Regulatory Commission. The merger is also subject to the expiration of the applicable waiting period under the Hart-Scott-Rodino Antitrust Improvements Act. It is a condition of closing that the parties receive an opinion of counsel to the effect that the exchange of stock qualifies as a tax-free transaction, and obtain appropriate accountant assurances that the transaction will be accounted for as a pooling of interests. Preliminary proxy materials will be filed with the Securities and Exchange Commission in the near future. Based on optimal times for the required regulatory approvals, the merger is expected to be completed by early 1997.

   OWNERSHIP INFORMATION

   As of the close of business on November 10, 1995, WPL Holdings, Inc.  had
   30.8 million shares outstanding, IES Industries Inc. had 29.3 million shares outstanding and Interstate Power Company had 9.6 million shares outstanding. Accordingly, 43.9 percent of the common equity of Interstate Energy Corporation will be held by existing WPL Holdings shareholders,
   40.9 percent by existing IES Industries shareholders and 15.2 percent by Interstate Power Company common shareholders. The preferred stock of Interstate Power Company will remain outstanding after the transaction.

   The Board of Directors of Interstate Energy Corporation will be composed of six directors to be nominated by WPL Holdings, six directors to be nominated by IES Industries and three directors to be nominated by Interstate Power Company.

   CORPORATE PROFILES

   IES Industries Inc.

   IES Industries Inc. was created in July, 1991 by the merger of two utility holding companies - I.E. Industries Inc. and Iowa Southern Inc.

   The subsidiary utility of IES Industries Inc. - IES Utility - was created following the December 31, 1993, merger of Iowa Electric Light and Power Co. and Iowa Southern Utilities Co. IES Industries is a diversified holding company with two wholly-owned subsidiaries, IES Utilities and IES Diversified. IES Utilities serves 330,000 electric customers and 173,000 natural gas customers in more than 500 communities across 23,000 square miles of Iowa. It also provides wholesale electrical service to 30 municipal utilities. IES Diversified has interests in energy, telecommunications and transportation businesses.

   IES Utilities has a peak generating capacity of 1,875 megawatts. Fifty percent comes from fossil fuel, 26 percent from the nuclear powered Duane Arnold Energy Center and 24 percent from purchased power. The company's combined operating revenues for 1994 were $785,864,000 with net income of $66,818,000 and assets of more than $1.8 billion. IES Industries is headquartered in Cedar Rapids.
   Interstate Power Company

   Interstate Power Company is a combined gas and electric utility which serves approximately 10,000 square miles of territory in northwest Illinois, northeast Iowa and southern Minnesota. It has 162,000 retail electric and 48,600 natural gas customers in 242 communities. The company also serves 19 wholesale municipal utilities throughout the region and is headquartered in Dubuque, Iowa.

   Interstate Power has a peak generating capability of approximately 1,300 megawatts. Sixty-two percent of its energy comes from fossil fuels, with the remainder coming from purchased sources. The company's 1994 operating revenues were $307,650,612 with net income of $20,666,612 and assets of more than $600 million.

   WPL Holdings, Inc.

   WPL Holdings, Inc., with headquarters in Madison is the parent company of Wisconsin Power and Light and Heartland Development Corporation. Under its utility subsidiary, the company serves 370,000 electric retail and 140,000 natural gas customers in more than 600 communities over 16,000 square miles of territory in south central Wisconsin. It also serves 30 municipal and cooperative utilities with wholesale power. Wisconsin Power and Light has a generating capacity of 2,200 megawatts. Approximately 65 percent of its energy comes from fossil fuel sources, 14 percent from the Kewaunee Energy Center nuclear facility, 2 percent from hydro and about 19 percent from purchased sources.

   The company's non-regulated subsidiary, Heartland Development Corporation has investments in energy, affordable housing and environmental businesses, with offices in 25 states and in two foreign countries.

   WPL Holdings' combined operating revenues for 1994 was $816,159,000 with net income of $65,250,000 The company had combined assets of $1.6 billion.

   MEDIA CONTACTS

   Diane Ramsey @ IES Industries Inc. 319-398-7288 (319-375-0651- pager) Terry Harrmann @ Interstate Power Company 319-557-2215 (no pager) Linda Brei @ WPL Holdings, Inc. 608-252-3081 (608-277-7120 - pager)


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